As filed with the Securities and Exchange Commission on January 20, 2004

                                                     Registration No. 333-______


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                               ------------------

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               ------------------


                           LEVCOR INTERNATIONAL, INC.
             (Exact Name of Registrant as Specified in Its Charter)

            DELAWARE                                         06-0842701
  (State or other Jurisdiction of                          (I.R.S Employer
   Incorporation or Organization)                       Identification Number)


                               462 Seventh Avenue
                            New York, New York 10018
                    (Address of Principal Executive Offices)

                               -------------------

                           Levcor International, Inc.
                             2002 Stock Option Plan
                            (Full Title of the Plan)

                               -------------------


Robert A. Levinson                                  Copy to:
Chairman, President and Chief Executive Officer     Eric M. Lerner, Esq.
Levcor International, Inc.                          Katten Muchin Zavis Rosenman
462 Seventh Avenue                                  575 Madison Avenue
New York, New York  10018                           New York, New York 10022
(212) 354-8500                                     (212) 940-8800
(Name, Address and Telephone Number
of Agent for Service)

                               -------------------

                         CALCULATION OF REGISTRATION FEE
==================== ================= =================== ==================== ==============
  Title of                              Proposed maximum    Proposed maximum     Amount of
  Securities to        Amount to be     offering price      aggregate offering   Registration
  Be registered        registered(1)    per share(2)        price(2)             fee(2)
-------------------- ----------------- ------------------- -------------------- --------------
Common Stock              550,000             $3.85            $2,117,500          $172.00
==================== ================= =================== ==================== ==============

(1) This Registration Statement also covers an indeterminate number of shares of Levcor International, Inc. common stock that may be issuable by reason of stock splits, stock dividends, or other adjustment provisions of the 2002 Stock Option Plan in accordance with Rule 416 under the Securities Act of 1933.
(2) Estimated solely for the purpose of calculating the registration fee; computed, pursuant to Rule 457(c) and (h), upon the basis of the average of the high and low prices of the Common Stock as quoted on the OTC Bulletin Board on January 13, 2004.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.  PLAN INFORMATION.*

ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL
         INFORMATION.*

---------------------

* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the "Securities Act"), and the Note to Part I of Form S-8.


                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

         Levcor International, Inc. (the "Company") is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). The following documents, or portions thereof, filed by the Company with the Commission pursuant to the Exchange Act, are incorporated by reference in this Registration Statement:

a. The Company's Annual Report on Form 10-KSB and Form 10-KSB/A for the fiscal year ended December 31, 2002;

b. (i) The Company's Quarterly Reports on Form 10-QSB and Form 10-QSB/A for the quarters ended March 31, 2003; June 30, 2003 and September 30, 2003;

     (ii) The Company's Current Reports on Form 8-K and Form 8-K/A filed on January 8, 2003 and March 21, 2003, respectively; and

c. The information in respect of the Company's common stock $.01 par value (the "Common Stock") under the caption "Authorized Capital Stock" contained in the Company's Registration Statement on Form S-4 (Registration No. 333-91074) filed with the Commission on June 24, 2002, as amended.

         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment hereto indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part of this Registration Statement from the respective dates of filings of such documents.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

         The law firm of Katten Muchin Zavis Rosenman, New York, New York, of which Edward H. Cohen, a director of the Company, serves as Counsel, acts as counsel to the Company. Mr. Cohen does not share in any fees paid by the Company to Katten Muchin Zavis Rosenman. Mr. Cohen owns 16,302 shares of common stock valued at $62,763 ($3.85 per share as of January 13, 2004) and options to acquire an additional 3,300 shares of which Mr. Cohen has the option to purchase 1,350 shares at $1.11 per share, 1,200 shares at $1.25 per share and 750 shares at $2.00 per share.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the General Corporation Law of Delaware (the "GCL") empowers the Company to indemnify, subject to the standards set forth therein, any person who is a party to any action, suit or proceeding brought or threatened by reason of the fact that the person was a director, officer, employee or agent of the Company, or is or was serving as such with respect to another entity at the request of Levcor. Section 145 of the GCL also provides that a corporation has the power to purchase and maintain insurance on behalf of its officers and directors against any liability asserted against such person and incurred by him or her in such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against liability under the provisions of Section 145 of the GCL.

         Article 7 of the Company's By-Laws provides that the Company shall indemnify all persons to the full extent permitted, and in the manner provided, by the GCL. The rights to indemnity thereunder continue as to a person who has ceased to be a director, officer, employee or agent and inure to the benefit of the heirs, executors and administrators of the person. In addition, expenses incurred by a director or executive officer in defending any civil, criminal, administrative or investigative action, suit or proceeding by reason of the fact that he or she is or was a director or officer of the Company (or was serving at the Company's request as a director or officer of another corporation) shall be paid in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company as authorized by the relevant section of the GCL.

         Article VII of the Company's Amended and Restated Certificate of Incorporation provides:

         A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the GCL is amended after approval by the stockholders of this Article VII to authorize corporate action further eliminating or limiting the personal liabilities of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended.

         The Corporation shall, to the fullest extent permitted by the provisions of Section 145 of the GCL as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her or their official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

         Any repeal or modification of this Article VII shall be prospective and shall not affect the rights under this Article VII in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

ITEM 8.  EXHIBITS

Exhibit No.       Description
-----------       -----------

    4.1           Form of Common Stock Certificate (incorporated by reference to
                  Exhibit 4 of the Company's Form 10-KSB filed on March 24,
                  1997).

    4.2           Levcor International, Inc. 2002 Stock Option Plan.

    5.1           Opinion of Katten Muchin Zavis Rosenman.

   23.1           Consent of Independent Public Accountants.

   23.2           Consent of Katten Muchin Zavis Rosenman (included in Exhibit
                  5.1).

   24.1           Power of Attorney (included on page S-1).


ITEM 9.  UNDERTAKINGS

         The undersigned registrant hereby undertakes: (a) to file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to include any additional or changed material information on the plan of distribution; (b) that, for purposes of determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered, and the offering of the securities at that time to be the initial bona fide offering; and (c) to remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 20th day of January, 2004.


                                       LEVCOR INTERNATIONAL, INC.


                                       By: /s/ ROBERT A. LEVINSON
                                           -------------------------------------
                                           Robert A. Levinson
                                           Chairman of the Board, President
                                           and Chief Executive Officer

                                POWER OF ATTORNEY

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Robert A. Levinson and Edward F. Cooke each or any of them, his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all the exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises as fully, to all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


      Signature                                  Title                               Date
      ---------                                  -----                               ----
/s/ ROBERT A. LEVINSON              Chairman of the Board, President,
-------------------------------     Chief Executive Officer and Director        January 16, 2004
Robert A. Levinson                  (Principal Executive Officer)


/s/ EDWARD F. COOKE                 Chief Financial Officer, Vice President,
-------------------------------     Secretary, Treasurer and Director           January 15, 2004
Edward F. Cooke                     (Principal Financial Officer)


/s/ EDWARD H. COHEN                 Director                                    January 19, 2004
-------------------------------
Edward H. Cohen

/s/ JOSEPH S. DIMARTINO             Director                                    January 20, 2004
-------------------------------
Joseph S. DiMartino

/s/ JOHN MCCONNAUGHY                Director                                    January 19, 2004
-------------------------------
John McConnaughy

/s/ GIANDOMENICO PICCO              Director                                    January 19, 2004
-------------------------------
Giandomenico Picco

                                      S-2